Exhibit 99.1

P O Box 3395

West Palm Beach, FL

33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

Florida Public Utilities Announces Third Quarter 2005 Results

West Palm Beach, Fla., November 11. Florida Public Utilities (AMEX: FPU) reported third quarter ended September 30, 2005 net income of $260,000, or $.04 per share, compared with net income from the same period last year of $221,000, or $.04 per share. Net income for the nine months ended September 30, 2005 was $3,464,000 or $.58 per share, compared to the same period last year of $2,156,000 or $.36 per share.

Total revenue increased $5,007,000 or approximately 21% in the third quarter of 2005 over the same period in 2004 and total revenue for the nine months ended September 30, 2005 increased $13,320,000 or approximately 17%. The Company’s increase in revenues was mainly due to electric rate increases in March 2004 and natural gas rate increases in August and November 2004. Higher fuel costs in 2005 that are recovered through revenues and higher propane rates also increased revenues.

Operating expenses increased $903,000 or approximately 11% in the third quarter of 2005 compared to the same period in 2004. Increases were primarily due to depreciation and amortization, maintenance-related items, inflation and growth.

Depreciation and amortization expense increased $333,000 for the quarter. This increase was due to the amortization of the bare steel replacement program and environmental expenses approved in our 2004 natural gas rate proceeding.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the third quarter and year to date 2005 compared to the third quarter and year to date 2004 are summarized below:

Florida Public Utilities
(Dollars in thousands except share data)
	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004
Total Revenues	$ 29,190	$ 24,183	$ 92,957	$ 79,637

Net Income	$ 260	$ 221	$ 3,464	$ 2,156

Earnings for Common Stock	$ 253	$ 214	$ 3,443	$ 2,135

Earnings Per Common Share – basic & diluted	$ .04	$ .04	$ .58	$ .36
Average Shares Outstanding	5,960,601	5,897,840	5,949,018	5,902,675

On July 25, 2005 a three-for-two stock split in the form of a stock dividend was issued to the shareholders of record on July 15, 2005. All common share information has been restated to reflect the stock split for all periods presented.